EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our reports dated October 25, 2007 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 661 (Insured Municipals Income Trust, Series 528 and Pennsylvania Insured Municipals Income Trust, Series 315) as of October 25, 2007 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                          GRANT THORNTON LLP

New York, New York
October 25, 2007